EXHIBIT 10.98

NAVISTAR, INC.
SUPPLEMENTAL RETIREMENT ACCUMULATION PLAN
As Amended and Restated Effective June 1, 2016

McDermott Will & Emery LLP
Chicago, Illinois

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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NAVISTAR, INC.
SUPPLEMENTAL RETIREMENT ACCUMULATION PLAN
As Amended and Restated Effective June 1, 2016
Introduction
The Plan and Its Effective Date
Navistar, Inc., a Delaware corporation (the “Company”), on behalf of itself and each Participating Company, hereby establishes this Supplemental Retirement Accumulation Plan, effective January 1, 2005 (the “Effective Date”), for the purpose of attracting and retaining high-quality executives and promoting in its key executives an interest in the continued growth, development and future business success of the Company and each Participating Company. Except as otherwise authorized by the Company, the benefits provided under the Plan shall be provided in consideration for services to be performed by a Participant on or after the Effective Date and through his or her Retirement. The Plan has been amended from time to time thereafter, and this document constitutes a further amendment and restatement effective June 1, 2016. The provisions of this document shall be applicable to Participants, as hereinafter defined, who retire or otherwise terminate employment on or after June 1, 2016. With regard to employees who retired or otherwise terminated employment with the Company prior to such date, the provisions of the Plan as in effect at the time of such retirement or termination shall apply.
Compliance with Code Section 409A
The Plan is designed to comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.” Notwithstanding the foregoing or any other provision of the Plan to the contrary, with respect to any period prior to January 1, 2009, it is intended that the Plan be construed and administered both pursuant to and in accordance with a good faith interpretation of Code Section 409A and in a manner consistent with published guidance and other applicable authorities promulgated thereunder. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under such published guidance and other applicable authorities shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Administrator. Without limiting the generality of the foregoing, the Plan was amended effective as of January 1, 2009 in order to correct certain provisions of the Plan in the manner set forth in Section XI.B. of IRS Notice 2010-6 and the provisions of the Plan shall be interpreted (and, if appropriate, revised) so as to be consistent with the requirements of such notice.

Article 1
Definitions
For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
1.1    Account or Accounts shall mean, depending on the context, the notional account or accounts established on behalf of a particular Participant pursuant to Article 3 of the Plan, or all such notional accounts in the aggregate established on behalf of all Participants. The Account may be a bookkeeping entry only and may be utilized solely as a device for the measurement and determination of the benefits to be paid to a Participant or, in the case of a Participant’s death, his or her Beneficiaries.
1.2    Administrator shall mean the Board, or such other person or persons appointed by the Board to administer the Plan pursuant to Article 7 of the Plan. The Board may, by writing, verbally, or otherwise, delegate to and allocate among any committee, subcommittee or any of its members, or to any employee, officer, or agent of the Company or a Participating Company, its authority to perform any act under the Plan, including, without limitation, those matters involving the exercise of discretion. Any such delegation or allocation of authority will be subject to revocation at any time at the discretion of the Board. Any reference in the Plan to the term “Administrator” with respect to such delegated or allocated authority shall be deemed a reference to the Board’s respective delegate or delegates.
1.3    Base Salary shall mean the base rate of cash compensation that is paid to the Participant by the Employer during the Plan Year for services rendered while an Eligible Employee during that Plan Year, excluding any Bonus and other non-regular or variable forms of compensation, before reductions for applicable tax withholding and contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.
1.4    Beneficiary or Beneficiaries shall mean one or more persons, trusts, estates, or other entities, designated as such in accordance with Article 6 of the Plan, that are entitled to receive benefits under the Plan upon the death of a Participant.
1.5    Board shall mean the board of directors of the Company.
1.6    Bonus shall mean amounts paid to the Participant by the Employer during the Plan Year for services rendered while an Eligible Employee in the form of discretionary or incentive cash compensation, including, without limitation, the amounts paid under the Company’s annual incentive (AI) plan or any other bonus designated by the Administrator, before reductions for applicable tax withholding and contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer; provided, however, the term “Bonus” shall specifically exclude long-term incentive awards, “lump sum” increases, and recognition awards paid to the Participant by the Employer during the Plan Year.

1.7    Change in Control shall mean (a) a “change in ownership” of the Company or the Parent, (b) a “change in effective control” of the Parent, or (c) a “change in the ownership of a substantial portion of the assets” of the Company or the Parent. For purposes of this Section 1.7, the terms “change in ownership,” “change in effective control,” and “change in the ownership of a substantial portion of the assets” shall have the respective meanings assigned to such terms under Treasury Regulation §1.409A-3(i)(5); provided that a Change in Control shall not occur under any circumstance with respect to any acquisition of ownership of stock or assets of the Company or the Parent by an employee or retiree benefit plan or trust sponsored or established by the Employer; provided further that a change in the ownership of a substantial portion of the assets of the Parent shall be determined without regard to the sale or disposition of any or all of the assets of Navistar Financial Corporation, and each successor thereto. For the avoidance of doubt, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Parent (other than the sale or disposition of all or substantially all of the assets or stock of the Company, as described above) shall not be deemed a Change in Control.
1.8    Code shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Plan to a specific Section of the Code shall include such Section, any valid regulation, applicable authorities, or such other guidance of general applicability promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such Section of the Code.
1.9    Company shall mean Navistar, Inc., and each successor thereto.
1.10    Compensation shall mean (a) with respect to any Former MRO Participant, the sum of such Former MRO Participant’s Base Salary paid to him or her by the Employer during the Plan Year in excess of the Code Section 401(a)(17) compensation limit for such Plan Year plus Bonus paid to him or her by the Employer during the Plan Year, determined without regard to the Code Section 401(a)(17) compensation limit for such Plan Year, and (b) with respect to any Participant who is not a Former MRO Participant, the sum of such Participant’s Base Salary plus Bonus paid to him or her by the Employer during the Plan Year in excess of the Code Section 401(a)(17) compensation limit for such Plan Year.
1.11    Crediting Rate shall mean the applicable rate for crediting notional earnings, including gains or losses, on the Participant’s Account pursuant to and in accordance with Section 3.3 of the Plan.
1.12    Eligible Employee shall mean the Chief Executive Officer of the Company or the Parent or such other management employee of the Company or a Participating Company who is employed in Organization Level 7 or above (or equivalent, as determined by the Administrator), upon designation by the Board to be eligible to participate in the Plan; provided that, except as otherwise authorized by the Company, such individual is not eligible to participate under the MRO as of January 1, 2005 (determined without regard to whether such individual is eligible to actually retire under the MRO and receive benefits thereunder at any time on or after January 1, 2005). Except as otherwise authorized by the Company, a management employee of a Participating Company who is employed in Organization Level 7 or above (or equivalent, as determined by the Administrator) shall not be deemed an Eligible Employee with respect to any period during which his or her Employer was not a Participating Company. An individual’s status as an “employee” will be determined by the Administrator and such determination will be conclusive and binding on all persons notwithstanding any contrary determination of “employee” status by any court or governmental agency, including, without limitation, the Internal Revenue Service.
Notwithstanding the exception in the first sentence in the preceding paragraph, effective January 1, 2014, “Eligible Employees” shall include “January 1, 2014 MRO Participants” (as defined in Section 1.17 of the Plan).

1.13    Employer shall mean, depending on the context, the Company or a Participating Company, as the case may be, that is the legal employer of the Participant, or all such entities in the aggregate; provided that to the extent (and only to the extent) required under Code Section 409A, the “Employer” shall mean the entity for whom the Participant performs services and with respect to whom the legally binding right to payments under the Plan arises, and all entities with whom such entity would be considered a single employer under Code Section 414(b) or 414(c).
1.14    Employer Contribution(s) shall mean the notional contributions by or on behalf of the Employer to a Participant’s Account pursuant to and in accordance with Article 2 of the Plan.
1.15    ERISA shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time. Any reference in the Plan to a specific Section of ERISA shall include such Section, any valid regulation, applicable authorities, or such other guidance of general applicability promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such Section of ERISA.
1.16    Former MRO Participant shall mean any Participant (a) who was first hired by the Employer (other than IC Corporation, International Diesel of Alabama, LLC, IC of Oklahoma, LLC, SST Truck Company LLC, and each successor thereto, or such other Participating Companies designated by the Administrator, and each successor thereto) prior to January 1, 1996, (b) whose date of birth is subsequent to January 1, 1960, and (c) who is employed in Organization Level 7 or above (or equivalent, as determined by the Administrator) as of December 31, 2004. For the avoidance of doubt, “January 1, 2014 MRO Participants” (as defined in Section 1.17) are not “Former MRO Participants.”
1.17    January 1, 2014 MRO Participant shall mean the Chief Executive Officer of the Company or the Parent or such other management employee of the Company or a Participating Company who is employed in Organization Level 7 or above (or equivalent, as determined by the Administrator) who, immediately prior to January 1, 2014, was eligible to accrue benefits under the MRO (determined without regard to whether such individual is eligible to actually retire under the MRO and receive benefits thereunder at any time on or after January 1, 2014). (Of necessity, in accordance with the provisions of the MRO, such January 1, 2014 MRO Participant will have a date of birth that is on or prior to January 1, 1960.)
1.18    MRO shall mean the Company’s Managerial Retirement Objective Plan or the Navistar Financial Corporation Managerial Retirement Objective Plan, as the case may be, as each may be amended from time to time.
1.19    Parent shall mean the Company’s parent corporation, Navistar International Corporation, and each successor thereto.
1.20    Participant shall mean an Eligible Employee who participates in the Plan pursuant to and in accordance with Section 2.1.

1.21    Participating Company shall mean the (a) Parent, (b) International Truck and Engine Export Corporation, (c) International Truck and Engine Overseas Corporation, (d) Indianapolis Casting Corporation, (e) Navistar Financial Corporation, (f) International Truck Intellectual Property Company, LLC, (g) International Engine Intellectual Property Company, LLC, (h) IC Bus, LLC, effective January 1, 2006 (named IC, LLC immediately prior to March 6, 2008 and formerly named IC Corporation immediately prior to October 31, 2007), (i) Navistar Diesel of Alabama, LLC, effective January 1, 2006 (named International Diesel of Alabama, LLC immediately prior to February 19, 2008), (j) IC Bus of Oklahoma, LLC, effective January 1, 2006 (named IC of Oklahoma, LLC immediately prior to February 19, 2008)), (k) SST Truck Company LLC, effective January 1, 2006 (named SST Truck Company, LP immediately prior to October 31, 2007)(l) Navistar International Employee Leasing Company, effective December 1, 2005, and (m) Navistar Defense, LLC, effective February 1, 2006 (named International Military and Government LLC immediately prior to February 19, 2008), and (n) Pure Power Technologies, LLC, generally effective January 1, 2010, and each successor thereto, and each other U.S. subsidiary and affiliate of the Company that would be considered a single employer with the Company under Code Section 414(b) or 414(c), and each successor thereto, but only to the extent each such other subsidiary or affiliate has been designated by the Administrator as a Participating Company and has adopted the Plan pursuant to Section 8.7 of the Plan; provided, however, that each such entity shall cease being a Participating Company for purposes of determining its employees’ eligibility both to participate in the Plan and to receive Employer Contributions hereunder with respect to any period during which such entity would not be considered a single employer with the Company under Code Section 414(b) or 414(c) or effective on such earlier date prescribed by the Administrator.
1.22    Plan shall mean the Navistar, Inc. Supplemental Retirement Accumulation Plan, as set forth in this instrument and as hereafter amended from time to time, and, to the extent (and only to the extent) required under Code Section 409A, any other plan with which the Plan is required to be aggregated under Code Section 409A. The Plan is intended to constitute a nonelective account balance plan, as defined in Treasury Regulation §1.409A-1(c)(2)(i)(B).
1.23    Plan Year shall mean the calendar year, but limited to calendar years beginning on or after January 1, 2005.
1.24    Points Factor Multiplier shall mean (a) with respect to any Former MRO Participant, five (5) percentage points multiplied by the Participant’s age (in whole years) as of January 1, 2005, plus eight (8) percentage points multiplied by the Participant’s Years of Service (in whole and tenths of years) as of January 1, 2005, and (b) with respect to any Participant who is not a Former MRO Participant, one (1).
1.25    Qualified Plan shall mean (a) the Company’s Retirement Accumulation Plan (including the Company’s 401(k) Retirement Savings Plan and the IC Bus, LLC 401(k) Plan which were merged into said plan) or (b) such other defined contribution plan qualified under Code Section 401(a) in which a Participant participates and which is sponsored by the Employer in the relevant Plan Year and designated by the Administrator to be taken into account for purposes of the calculation of Employer Contributions made to the Plan, as each may be amended from time to time.
1.26    Retirement shall mean the date on which either of the following events occur with respect to a Participant (a) the Participant’s Termination of Employment on or after his or her Retirement Eligibility Date, or (b) the Participant’s involuntary Termination of Employment within two (2) years following the date of a Change in Control; or (c) attainment of age 55, in the case of a Former MRO Participant, upon an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2008, unrelated to a Change in Control.

1.27    Retirement Eligibility Date shall mean the date on which the Participant has both attained at least age fifty-five (55) and completed at least ten (10) Years of Service.
1.28    Settlement Date shall mean the date on which a Participant’s Account (or any portion thereof) is paid (or, in the case of annual installment payments, the date on which the first annual installment amount from the Participant’s Account (or any portion thereof) is paid) to the Participant or, in the case of the Participant’s death before any payment from his or her Account is made, his or her Beneficiaries. Except as otherwise provided in the Plan or as otherwise required or permitted under Code Section 409A, the Settlement Date shall be within ninety (90) days following the Valuation Date; provided that, in the case of any Participant who is a Specified Employee as of his or her Termination of Employment (other than by reason of death), the Settlement Date shall be the Valuation Date.
1.29    Specified Employee shall mean any Participant who is a “specified employee,” as defined in Treasury Regulation §1.409A-1(i), including any elections described in Treasury Regulation §1.409A-1(i)(2) through (7) made by the Employer.
1.30    Spouse shall mean the person to whom the Participant is legally married under applicable law. For purposes of further clarity, the term “spouse” shall include, as of June 26, 2013, an individual married to a person of the same sex if the individuals are lawfully married under state law (even if the couple lives in a jurisdiction that does not recognize same-sex marriage). The term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state, and the term “marriage” does not include such formal relationships.
1.31    Termination of Employment shall mean the date on which the Participant’s employment with the Employer is terminated for any reason whatsoever, whether voluntary or involuntary, including, without limitation, as a result of the Participant’s Retirement or death; provided that such termination of employment with the Employer would otherwise be deemed a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control). For purposes of this Section 1.30, except as otherwise required or permitted under Code Section 409A, (a) the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of any such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Employer under an applicable statute or by contract, (b) a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer, and (c) if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable law or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
1.32    Valuation Date shall mean, except as otherwise provided in the Plan, the later of (a) the last business day in March of the year immediately following the year in which the Participant’s Retirement occurs, or (b) in the case of any Participant who is a Specified Employee as of his or her Termination of Employment (other than by reason of death), the last business day of the seventh month following the Participant’s Retirement; provided that the Valuation Date with respect to the annual installment portion of the payment option described in Section 4.1(a)(iii) shall mean the last business day in March of the second year following the year in which the Participant’s Retirement occurs.
1.33    Years of Service shall mean the years of service credited to the Participant for purposes of vesting under either the Qualified Plan or an Employer-sponsored defined benefit plan qualified under Code Section 401(a), whichever is greater.

Article 2
Participation and Allocations
2.1    Enrollment. An Eligible Employee shall automatically become a Participant in the Plan as of the date he or she becomes an Eligible Employee, and shall be eligible to receive Employer Contributions in accordance with this Article 2 with respect to any period of employment during which he or she is an Eligible Employee. An Eligible Employee shall cease being a Participant in the Plan as of the date on which all amounts credited to his or her Account have been fully distributed (or deemed fully distributed) in accordance with the terms of the Plan.
2.2    Discretionary Employer Contributions. The Employer shall have the discretion to make Employer Contributions to the Plan with respect to any Plan Year on behalf of any Participant. Employer Contributions shall be made in the complete and sole discretion of the Employer and no Participant shall have the right to receive any Employer Contribution regardless of whether Employer Contributions are made on behalf of any other Participant.
2.3    Formula-Based Employer Contributions. To the extent, and only to the extent, the Employer makes, in its complete and sole discretion, a Formula-Based Employer Contribution on behalf of a Participant with respect to a particular Plan Year, such Formula-Based Employer Contribution shall equal the excess of (a) over (b), below:
(a)The product of the “applicable percentage” for such Plan Year, the Participant’s Compensation during such Plan Year, and the Participant’s applicable Points Factor Multiplier. For purposes of this paragraph (a), the “applicable percentage” for the applicable Plan Year shall be determined in accordance with the following table:

Participant’s Age on Last Day of Plan Year	Applicable Percentage
Under Age 30	2.0%
At Least Age 30 and Under Age 40	3.5%
At Least Age 40 and Under Age 50	5.0%
Age 50 or Older	6.5%
(b)    (i)    With respect to any Former MRO Participant, effective for Employer Contributions to be credited for Plan Years beginning on or after January 1, 2006, an amount equal to the portion of the Former MRO Participant’s “employer retirement contribution” (as defined in the applicable Qualified Plan, but as modified herein) attributable to his or her Bonus with respect to such Plan Year (determined by first attributing the Former MRO Participant’s Base Salary for such Plan Year) that is allocated on his or her behalf under the Qualified Plan for such Plan Year, except that the determination of such employer retirement contribution shall be determined by using the same single Applicable Percentage that is used in paragraph (a) above in lieu of the applicable percentage(s) specified in the Qualified Plan (provided further that for Employer Contributions, if any, to be credited for Plan Year 2005, the provisions of the Plan as in effect as of January 1, 2005, shall apply), and
(ii)    With respect to any Participant who is not a Former MRO Participant, zero (0).

2.4    Special Employer Contributions. By way of further clarity, notwithstanding the provisions of Section 2.3, the Employer may make, in its complete and sole discretion, a Special (that is, not Formula-Based) Employer Contribution on behalf of a Participant with respect to a particular Plan Year in any amount determined by the Employer. Such Special Employer Contribution may be in addition to or in lieu of a Formula-Based Employer Contribution with respect to the particular Plan Year, as determined by the Employer in its complete and sole discretion.
Article 3
Accounts
3.1    Participant Accounts. One Account (or multiple Accounts, as determined in the complete and sole discretion of the Administrator) shall be maintained for each Participant and credited with any Employer Contributions made on behalf of such Participant at the time specified by the Administrator. Each Account shall be deemed to be credited with notional earnings, including gains or losses, as provided in Section 3.3, from the date each such Employer Contribution is credited to such Account through the Valuation Date (or, in the case of annual installment payments, through the dates described in Section 4.1(c)).
3.2    Vesting of Accounts. All amounts credited to a Participant’s Account shall be vested and nonforfeitable upon the earlier of the Participant’s Retirement, the Participant’s Retirement Eligibility Date, upon a Change in Control, or, in the case of any Former MRO Participant, upon an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2008; provided that a Participant’s Account becoming vested and nonforfeitable upon a Change in Control shall be expressly conditioned upon such Participant’s involuntary Termination of Employment occurring within two (2) years following such Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s Termination of Employment occurs prior to becoming vested in his or her Account, all amounts credited to such Participant’s Account shall be immediately forfeited without any right to restoration whatsoever and the Participant shall be deemed to have received a lump sum payment of zero dollars ($0.00) as of his or her Termination of Employment. For purposes of this Section 3.2 and Section 4.2, the term “Cause” shall mean that the reason for the Participant’s involuntary Termination of Employment was (a) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to any Employer, monetarily or otherwise, (b) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Participant is so convicted, or (c) continued intentional failure to substantially perform required duties for the Employer after written demand to so perform by the Employer (other than a failure due to physical or mental disability). For purposes of determining whether “Cause” exists, no act, or failure to act, on the Participant’s part will be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Employer.

3.3    Crediting Rate. The Crediting Rate on amounts credited to a Participant’s Account shall be the fixed rate of interest per annum, as determined by the Administrator in its complete and sole discretion, compounded daily (or over such other period, as determined by the Administrator, in its complete and sole discretion), for the three-year period beginning January 1, 2005 and ending December 31, 2007; provided that the Administrator, in its complete and sole discretion, may periodically revise and/or supplement the foregoing Crediting Rate anytime after the expiration of such three-year period. Absent any such revision or supplementation, such fixed Crediting Rate shall continue in effect unless and until so revised and/or supplemented by the Administrator. In lieu of and/or in addition to such fixed Crediting Rate, the Administrator may, in its complete and sole discretion, select one or more fixed Crediting Rates, investment Crediting Rates based on a rate of return on one or more predetermined investments, or a combination thereof; provided that if more than one Crediting Rate is selected by the Administrator, the Administrator may, in its complete and sole discretion and in accordance with procedures established by the Administrator, allow Participants to allocate their Accounts among such Crediting Rates. The Participant’s Account shall be increased or reduced, as the case may be, to reflect any notional earnings, including gains or losses, attributable to the applicable Crediting Rate. The Administrator’s choice of any investment shall be solely for purposes of calculation of the Crediting Rate. The Employer shall have no obligation to set aside or invest funds in any selected investment and, if the Employer elects to invest funds as directed by the Administrator or the Participant, as the case may be, the Participant shall have no more right to such investment than any other unsecured general creditor. The Participant’s Account shall continue to be credited at the Crediting Rate through the Valuation Date (or, in the case of annual installment payments, through the dates described in Section 4.1(c)).
3.4    Statement of Accounts. For each Plan Year, the Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each March 31 following the applicable Plan Year (or such other date specified by the Administrator, in its complete and sole discretion). Notwithstanding the foregoing, to the extent such statements are generated exclusively through electronic media (and not in paper form), the Administrator shall provide each Participant with periodic instructions (at least once per calendar year) regarding how to access the Participant’s Account balance.

Article 4
Benefits
4.1    Retirement Benefit.
(a)    Form and Timing of Payment. In the event of the Participant’s Retirement, the Participant shall be entitled to receive a cash payment on the Settlement Date in an amount equal to the total balance of the Participant’s Account as of the Valuation Date (or, in the case of annual installment payments described in clause (ii) or (iii) below, a specified portion of the total balance of the Participant’s Account as of the Valuation Date, subject to any subsequent adjustments for prior installment payments and lump sum payment (if any), and notional earnings, including gains or losses, as described in Section 4.1(c)). A Participant may elect to receive such payment on the Settlement Date in any of the following optional forms of payment (i) in a lump sum payment, (ii) in annual installments over a period ranging from two (2) years to 20 years (in whole years), or (iii) a specified portion of the total balance of the Participant’s Account as of the Valuation Date payable in a lump sum payment, with any remaining balance of the Account as of such Valuation Date, subject to any subsequent adjustments for prior installment payments and such lump sum payment, and notional earnings, including gains or losses, as described in Section 4.1(c), payable in annual installments over a period ranging from two (2) years to 20 years (in whole years); provided that, notwithstanding any Participant form of payment election to the contrary and to the extent permitted under Code Section 409A, the total balance of the Participant’s Account (or any portion thereof) that was originally scheduled to be paid in the form of annual installments shall instead be paid on the Settlement Date in the form of a lump sum payment if the total balance of such Participant’s Account as of the Valuation Date (or, in the case of the payment option described in clause (iii) above, as of the Valuation Date applicable solely to the lump sum payment portion thereof) is less than one-hundred thousand dollars ($100,000). A Participant’s form of payment election shall be made by filing the appropriate election form(s) with the Administrator within thirty (30) days after the Participant initially becomes eligible to participate in the Plan (within the meaning of Treasury Regulation §1.409A-2(a)(7)) with respect to Compensation paid for services to be performed after the date on which such election is made, subject to the special election timing rule under Treasury Regulation §1.409A-2(a)(7)(iii) permitting such initial election to be effective retrospectively if made within thirty (30) days following the first year the Participant accrues a benefit under an excess benefit plan. Upon the expiration of the applicable thirty (30)-day election period described above, the Participant’s election shall become irrevocable, except as otherwise provided in Section 4.1(b). A Participant who fails to timely elect the form of payment shall be deemed to have elected to receive a lump sum payment under clause (i) of this paragraph (a).
(b)    Subsequent Change in the Form of Payment. Except to the extent otherwise required or permitted under Code Section 409A, the Participant shall not be permitted to change or revoke the form of payment with respect to his or her Account on or after the date on which such election would otherwise be irrevocable under Section 4.1(a) unless all of the following requirements are satisfied with respect to such Participant’s subsequent election to change the form of payment: (i) such election shall not take effect until twelve (12) months after the date on which the election is made; and (ii) except in the case of a payment on account of death, as described in Section 4.3, the payment with respect to which such election is must be deferred for a period of five (5) years from the date such payment would otherwise have been paid (or in the case of annual installment payments, five (5) years from the date the first annual installment payment would otherwise have been scheduled to be paid).

(c)    Amount and Timing of Annual Installment Payments. If the Participant elected and is entitled to receive annual installment payments in accordance with the provisions of this Section 4.1, the Participant’s first annual installment payment shall commence on the Settlement Date and shall equal the total balance of his or her Account as of the Valuation Date divided by the total number of years over which his or her annual installment payments are scheduled to be paid. Subject to the provisions of this Section 4.1, each subsequent annual installment payment shall be paid to the Participant within ninety (90) days of the last business day in March of each subsequent year following the year in which the Participant’s Settlement Date occurred, commencing in the year immediately following the year in which the Participant’s Settlement Date occurred and ending in the year in which the final annual installment payment is due. The amount of each subsequent annual installment payment shall be equal to the balance then credited to the Participant’s Account as of the last business day in March of each such subsequent year following the year in which the Participant’s Settlement Date occurred, which shall reflect both reductions for prior annual installment payments and lump sum payment (if any) made to the Participant, as described in this Section 4.1, and any adjustments for notional earnings, including gains or losses, as described in Section 3.3, divided by the total remaining number of years over which his or her annual installment payments are scheduled to be paid.
4.2    Termination. In the event of the Participant’s Termination of Employment, other than by reason of Retirement or, in the case of any Former MRO Participant, involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2008, the Participant’s Account shall be forfeited in accordance with Section 3.2 and no benefits shall be payable or owed under the Plan to the Participant or, following such Participant’s death, his or her Beneficiaries.
4.3    Death Benefit. If the Participant dies on or after Retirement (including Termination of Employment as a result of the Participant’s death on or after his or her Retirement Eligibility Date), but prior to the date on which all amounts then credited to his or her Account have been fully distributed in accordance with the terms of the Plan, the Company shall pay to the Participant’s Beneficiaries a lump sum amount in cash equal to the remaining amount then credited to the Participant’s Account as of the last business day of the month in which the Participant’s death occurs, subject to any adjustments to the Participant’s Account through such date, as described in Section 4.1; provided that such date shall be deemed the Valuation Date in the case of the Participant’s death before any payment from his or her Account is made or shall be deemed a new Valuation Date in the case of the Participant’s death on or after any payment from his or her Account is made. Such lump sum amount shall be paid to the Participant’s Beneficiaries within ninety (90) days following the Participant’s date of death; provided that in the event any such Beneficiary survives the Participant but dies before the date on which such amount is paid to him or her, such amount shall be paid to that Beneficiary’s estate. The provisions of this Section 4.3 shall also apply with respect to a Former MRO Participant who dies on or after an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2008, unrelated to a Change in Control, but prior to the date on which all amounts then credited to his or her Account have been fully distributed in accordance with the terms of the Plan.
4.4    Effect of Payment. The full payment (including deemed full payment) of a Participant’s Account under the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries.

Article 5
Amendment and Termination of Plan
5.1    Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, in part or in its entirety, including, without limitation, with respect to any or all Participants and Employers, regardless of any resulting income tax or other consequences to Participants and their Beneficiaries, except that, unless and to the extent otherwise required by applicable law, no such amendment or termination may reduce the Account balance immediately preceding the date on which it is adopted or becomes effective, whichever is later, with respect to either any Participant who was vested in his or her Account as of such date in accordance with Section 3.2 or any Former MRO Participant. If the Company terminates the Plan, in part or its entirety, notwithstanding any other provision of the Plan to the contrary, (a) no additional Years of Service or age for any Participant (other than any Former MRO Participant) shall be credited under the Plan for the purpose of determining any affected Participant’s eligibility for Retirement with respect to any period after the effective date of such Plan termination, (b) no additional amounts, including, without limitation, Employer Contributions under Article 2 and notional earnings, including gains and losses, under Section 3.3, shall be credited under the Plan with respect to any affected Participant’s Account for the purpose of calculating Plan benefits with respect to any period after the effective date of such Plan termination, and (c) the Company shall pay to each Participant the benefits such Participant would be entitled to receive under Section 4.1 of the Plan at the same time and in the same form such benefits would otherwise have been payable under the terms of the Plan. Notwithstanding the foregoing, to the extent (and only to the extent) permitted under Code Section 409A, the Company may, in its complete and sole discretion, accelerate distributions hereunder, whether or not in-pay status, to be paid in a lump sum upon the termination of the Plan, in part or its entirety, including where such Plan termination is due to a Change in Control, corporate dissolution taxed under Code Section 331, bankruptcy of the Company that is approved by a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), or such other events and conditions prescribed under Code Section 409A, in which case the terms of the Plan shall be deemed to be modified as necessary and appropriate to effectuate such accelerated distributions, including, without limitation, modification of the Valuation Date to mean the date on which the event or condition giving rise to such accelerated distributions occurs.
Article 6
Beneficiaries
6.1    Beneficiary Designation. In accordance with procedures established by the Administrator, the Participant shall have the right, at any time during his or her lifetime, to designate Beneficiaries (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective upon receipt by the Administrator.

6.2    Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. The Administrator shall be entitled to rely upon the last Beneficiary designation made by the Participant and received by the Administrator prior to the Participant’s death. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous Spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new Spouse has previously been designated as Beneficiary. Notwithstanding any provision of the Plan to the contrary and any Beneficiary designation filed with the Administrator in accordance with this Article 6, the Participant’s Account shall be payable in full to the Participant’s surviving Spouse in accordance with this Article 6 (treating such Spouse as the Participant’s sole designated Beneficiary), unless prior to the Participant’s death the following requirements were met: (a) the Participant elected that his or her Account (in whole or in part) be paid to a Beneficiary other than the Participant’s surviving Spouse; (b) the Participant’s surviving Spouse consented in writing to such election; (c) the surviving Spouse’s consent acknowledged the effect of such election; and (d) such election designates a Beneficiary that may not be changed without further spousal consent, unless the surviving Spouse executed a general written consent expressly permitting changes to the Participant’s Beneficiary designation without any requirement of further consent of the surviving Spouse; provided that consent of the Participant’s surviving Spouse shall not be required if (i) such Spouse cannot be located or (ii) the Participant is legally separated or has been abandoned (within the meaning of applicable local law), and the Participant has a court order to that effect.
6.3    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided in this Article 6, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without substitution of a new Beneficiary designation, or if every person designated as a Beneficiary predeceases the Participant, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.
6.4    Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrator shall have the right, exercisable at its complete and sole discretion, to cause the Company to either withhold such payments until such matter is resolved to the Administration’s satisfaction, or pay such amount into any court of appropriate jurisdiction, with such court ordered payment completely discharging the liability of the Plan, the Company, each Employer, and the Administrator.
6.5    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Plan, the Company, each Employer, and the Administrator from all further obligations under the Plan with respect to that Beneficiary.

Article 7
Administration and Claims Procedures
7.1    Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (a) to interpret the Plan, (b) to decide any and all matters arising hereunder (including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions), (c) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (d) consult with counsel, who may be counsel to the Company, and (e) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan; provided, however, that no individual who is serving on behalf of the Administrator shall vote or act on any matter relating solely to himself or herself. Benefits under the Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. The Administrator shall not be liable to any Participant or Beneficiary for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the gross negligence, bad faith, willful misconduct, or criminal acts of such persons.
7.2    Claims Procedure. Any Participant, former Participant or Beneficiary (or each such individual’s authorized representative) (each a “Claimant”) may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and shall notify the Claimant of its decision not later than ninety (90) days after receipt of the claim, unless the Administrator determines that special circumstances require an extension of time (up to an additional ninety (90) days) for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety (90)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the Claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan on which the denial is based, (c) description of any additional material or information that is necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the procedure for further reviewing the denial of the claim and of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

7.3    Appeals Procedure. Within sixty (60) days after the receipt of a denial of a claim, a Claimant may file a written appeal requesting a review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review in accordance with Section 503 of ERISA, including (a) providing the Claimant the opportunity to submit written comments, documents, records, and other information relating to his or her claim, (b) providing the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim, and (c) providing a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall notify the Claimant of its decision not later than sixty (60) days after receipt of a request for review from a Claimant, unless the Administrator determines that special circumstances require an extension of time (up to an additional sixty (60) days) for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on review. The determination on review shall be in writing in a manner calculated to be understood by the Claimant and shall include (i) the specific reason or reasons for the adverse determination, (ii) reference to specific Plan provisions on which the determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following such adverse determination on appeal. After exhaustion of the Plan’s claims and appeals procedures, any further legal action taken against the Plan or its fiduciaries must be filed in a court of law no later than the earlier of (i) 180 days after the Administrator’s final decision regarding the claim appeal, (ii) three years after the date on which the Claimant commenced payment of the Plan benefits at issue in the judicial proceeding, or (iii) the statutory deadline for filing a claim or lawsuit with respect to the Plan benefits at issue in the judicial proceeding as determined by applying the most analogous statute of limitations for the State of Illinois.
Article 8
Conditions Related to Benefits
8.1    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, any amounts payable under the Plan, or any part thereof, which are, and all rights to which are expressly declared to be, non-assignable and non-transferable. Except to the extent required by applicable law, no part of the amounts payable under the Plan shall be subject to execution, seizure, attachment, orders, decrees, levis, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, or be transferable by operation of law, including, without limitation, a Participant’s or any other person’s bankruptcy or insolvency.
8.2    No Right to Employer Assets. The benefits paid under the Plan shall be paid from the general assets of the Employer, and Participants and their Beneficiaries, heirs, successors and assigns shall be no more than unsecured general creditors of the Employer with no special or prior right, interest, or claim to any assets of the Employer for payment of any obligations hereunder.

8.3    Protective Provisions. Notwithstanding any other provision of the Plan to the contrary, any benefit otherwise payable under the Plan to the Participant (or, in the case of the Participant’s death, his or her Beneficiaries) shall be forfeited if, without the written consent of the Company, a Participant, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), for the 12-month period immediately after the Participant’s Retirement, engages in any line of business that is the same as, similar to, or competitive with a material line of business of the Employer (determined by the Administrator, in its complete and sole discretion, as of the date of the Participant’s Retirement) in the cities, counties or other geographic areas anywhere within the United States of America in which the Employer is authorized to conduct such material lines of business during such 12-month period; provided that (a) such restriction shall not prohibit the Participant’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company, and (b) the Participant may be associated with an entity that consists of separate business units, one or more of which engages in a line of business that is the same as, similar to, or competitive with a material line of business of the Employer (determined by the Administrator, in its complete and sole discretion, as of the date of the Participant’s Retirement), as long as the business unit with which the Participant is associated does not engage in a line of business that is the same as, similar to, or competitive with such a material line of business of the Employer and the Participant is not associated in any respect whatsoever with (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise, on a paid or unpaid basis) any line of business that is the same as, similar to, or competitive with such a material line of business of the Employer. Any determination made by the Administrator with respect to the foregoing restriction shall be final, conclusive and binding on all persons affected thereby. Further, the Participant shall cooperate with the Employer by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder, and by taking such other actions as may be requested by the Administrator with respect to the administration of the Plan. If the Participant refuses to so cooperate, the Employer shall have no further obligation to the Participant under the Plan. For purposes of this Section 8.3, the Employer shall mean the Company and each Participating Company in the aggregate.
8.4    Contractual Obligation. Notwithstanding any provision (other than Sections 5.1, 8.2, and 8.3) of the Plan to the contrary, unless and to the extent otherwise required by applicable law, the Company hereby makes a contractual commitment to pay benefits under and in accordance with the Plan with respect to any Participant, but only to the extent any such Participant is then vested in his or her Account, as determined in accordance Section 3.2.
8.5    Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employment tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. If no arrangement is made or if such arrangement is insufficient in satisfying such applicable requirements, the Employer may provide, at its complete and sole discretion, for such withholding, tax, and other payments as may be required, including, without limitation, by the reduction of amounts otherwise payable to the Participant. If the Employer pays such amounts on behalf of the Participant or a Beneficiary, the Employer shall be entitled to recover such amounts on demand with interest at the Wall Street Journal Prime Rate compounded monthly.
8.6    Assumptions and Methodology. The Administrator shall establish the assumptions and methodology of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. Such assumptions and methodology shall be made available to Participants upon request and may be changed from time to time by the Administrator.

8.7    Adoption by Participating Company. The Administrator may authorize any subsidiary or affiliate within the Company’s controlled group (within the meaning of Code Section 414(b) or 414(c)) to adopt the Plan and become a Participating Company. Except to the extent a subsidiary or affiliate of the Company is specifically identified as a Participating Company in Section 1.21, in order to become a Participating Company, such entity shall deliver to the Administrator a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Company, subject to the consent and approval of the Administrator. Each Participating Company, by adopting the Plan, agrees to comply with any requirements of the Administrator with respect to administration of the Plan and authorizes the Administrator and/or the Company to act as its agent in all transactions in which the Administrator believes such agency will facilitate administration of the Plan, including, without limitation, amendment or termination of the Plan. A Participating Company may independently terminate its participation in the Plan under the same terms and conditions provided in Article 5.
8.8    Trust. The Employer shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.
Article 9
Miscellaneous
9.1    Successors of the Employer. The rights and obligations of the Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.
9.2    Employment Not Guaranteed. Nothing contained in the Plan shall give any Participant the right to continued employment with the Employer or affect the right of the Employer to dismiss any Participant. The adoption and maintenance of the Plan will neither constitute a contract of employment between the Employer and any Participant nor constitute consideration for, or an inducement to or condition of, the employment or services of any Participant.
9.3    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.4    Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
9.5    Validity. If any provision of the Plan is deemed invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to the Plan, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of the Plan, and the Plan shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under the Plan of any affected Participant or Beneficiary, the Company, the Employer, or the Administrator.
9.6    Waiver of Breach. The waiver by the Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.7    Notice. Any notice or filing required or permitted to be given to the Administrator, the Employer, the Participant or his or her Beneficiaries under the Plan shall be sufficient if in writing and either (a) hand-delivered, (b) sent by facsimile or other electronic media, as determined to be acceptable to the Administrator or the Employer, or (c) sent by a private delivery service, U.S. first-class, registered or certified mail, in the case of the Administrator or the Employer, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant or Beneficiary, to the last known address of such Participant or Beneficiary appearing on the employment records of the Employer. Notice to the Administrator or the Employer shall be deemed given as of the date of actual receipt by the Administrator. Notice to the Participant or Beneficiary shall be deemed given: if delivery is made by hand as of the date of hand delivery; if delivery is made by facsimile or other acceptable electronic media, as of the date documented by the transmitting party of successful transmission; if notice is provided by a private delivery service, as of the date documented by the private delivery service of successful delivery; or, if notice is provided by U.S. first-class, registered, or certified mail, as of the date shown on the postmark (including postmark on the receipt for registration or certification).
9.8    Inability to Locate Participant or Beneficiary. It is the responsibility of the Participant and, upon the death of the Participant, his or her Beneficiary to apprise the Administrator of any change in address of the Participant or Beneficiary. Neither the Administrator nor the Company is required to search for or locate any person entitled to benefits under the Plan. If the Administrator attempts to notify a person that he or she is entitled to benefits under the Plan, and such person fails to claim his or her benefits or make his or her whereabouts known to the Administrator within a reasonable period of time after the notification is sent to such person, the benefits payable to such person shall be forfeited; provided that such benefits shall be reinstated if the person entitled thereto subsequently makes a claim for the forfeited benefits.
9.9    Incompetence. If the Administrator determines in its complete and sole discretion that a benefit under the Plan is to be paid to a minor, a person declared legally incompetent or to a person incapable of handing the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
9.10    Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its complete and sole discretion, offset other amounts payable to the Participant from the Employer (including, without limitation, salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) or bring an action or proceeding against the Participant or Beneficiary to recoup the amount of such overpayment(s).
9.11    ERISA Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and interpreted in a manner consistent with such intent.

9.12    Effect on Other Plans. The benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program sponsored or maintained by the Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program, except as may otherwise be expressly provided.
9.13    Applicable Law. The Plan shall be administered and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, determined without regard to the choice of law rules of any jurisdiction. Without limiting the generality and applicability of the foregoing and notwithstanding any provision in the Plan to the contrary, if and to the extent that the payment of any Plan benefits would otherwise violate the requirements of Code Section 409A, (a) such Plan benefits shall be paid under such other conditions determined by the Administrator that cause the payment of such benefits to comply with Code Section 409A and the Plan shall be construed and administered accordingly to achieve that objective, and (b) in the event of any inconsistency between the terms of the Plan and Code Section 409A, the terms of Code Section 409A shall prevail and govern.
9.14    Responsibility for Legal Effect. No representations or warranties, express or implied, are made by any Employer or the Administrator, and neither any Employer nor the Administrator assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

SUPPLEMENT A
Special Provisions to Comply With the Linkage Requirements of
Internal Revenue Code Section 409A
Article I - Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement A is to set forth the special provisions that apply to any Participant in the Plan who is also a Participant in the Navistar, Inc. Supplemental Executive Retirement Plan (the “SERP”) on the Effective Date of this Supplement (or may become a Participant in the SERP after the Effective Date and prior to January 1, 2012). The amount, time and form of payment of Grandfathered Amounts under the SERP shall be disregarded for purposes of this Supplement A. Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement A. Notwithstanding the foregoing, however, for purposes of this Supplement A, the term or expression “Participant in the SERP” (or words to that effect) shall mean an individual eligible to participate in the SERP pursuant to Section 2 of the SERP, without regard to whether such individual has attained age 55. The special provisions of this Supplement A shall not apply to a Participant in the Plan who first becomes a Participant in the SERP on or after January 1, 2012.
1.2    Effective Date of this Supplement. This Supplement A shall be effective as of January 1, 2009. Supplement A shall be effective with respect to the total balance of the Participant’s Account(s) (as defined in Section 1.1 of the Plan).
1.3    Timing of Commencement of Payments. Notwithstanding anything in the Plan to the contrary, payment of the Participant’s Account balance shall commence on the first day of the month coincident with or next following the date on which a Participant experiences a Termination of Employment; provided however, that (a) in the event a Participant is eligible, upon such Termination of Employment, to receive a benefit under Section 8 of the SERP (a “Grow-in Benefit”), payment of the Participant’s Account balance shall commence on the Participant’s early retirement date (as defined in Supplement A of the SERP), which payment date shall apply whether or not the Participant becomes entitled to the Grow-in Benefit under the SERP, and (b) in the event a Participant is eligible, upon such Termination of Employment, to receive a benefit under Section 9 of the SERP (a “Change in Control Benefit”), payment of the Participant’s Account balance shall commence on the later of the Termination of Employment or the Participant’s attainment of age 55, which payment date shall apply whether or not the Participant becomes entitled to the Change in Control Benefit under the SERP.
1.4    Form of Payments. Notwithstanding any election a Participant may have made under Article 4 of the Plan, payment of the Participant’s Account balance shall be payable for the life of the Participant in the form of a monthly annuity, which annuity shall be determined based on the Participant’s Account balance as of the date upon which benefit payments commence pursuant to Section 1.3 of this Supplement A. The amount of such monthly annuity shall be determined using the same reasonable actuarial assumptions as are used under the SERP.

1.5    Special Provisions Relating to Disability.
(a)    A Participant who has attained age 55 and completed 5 Years of Service and who thereafter while in the employment of the Company is determined to be totally and permanently disabled, as defined in paragraph (b) below, prior to reaching age 65, and for whom benefit payments have not commenced in accordance with Section 4.1 of the Plan, may elect to Retire on or after his/her Disability Retirement Date and shall be entitled to receive a Disability Retirement Benefit as specified in paragraph (d) below. Subject to paragraph (c) below, a Participant’s “Disability Retirement Date” shall be the later of (1) or (2) below:
(1)    the first day of the month following the month in which required evidence of disability is received, except that the notification under subparagraph (b) (2) will be deemed to have been received in the month the Social Security disability award is effective; or
(2)    the first day of the month next following the date that is six months after the commencement date of such disability.
(b)    A Participant shall be deemed to be “totally and permanently disabled” when:
(1)    on the basis of objective medical evidence, it is determined by the Company that he/she is wholly and permanently prevented from engaging in any occupation or employment for wage or profit (except for purposes of rehabilitation) as a result of bodily injury or disease, either occupational or non-occupational in cause, but excluding disabilities resulting from service in the armed forces of any country for which he/she receives a military pension, and
(2)    notification is received that the Participant is eligible for and receiving disability income benefits under the Federal Social Security Act.
(c)    For purposes of this Section 1.5, a Participant may elect to Retire due to disability not later than the date which is 29 months following the commencement of such Participant’s bona fide leave of absence due to disability (unless the Participant has a right to reemployment (pursuant to statute or contract) for a period in excess of 29 months, in which case such longer period shall be substituted for the 29 month period referenced above).
(d)     The Disability Retirement Benefit with respect to the Participant’s Account balance for a Participant who Retires under this Section 1.5 shall be payable for the life of the Participant in the form of an annuity, which annuity shall be determined based on the Participant’s Account balance as of the date upon which the Participant Retires under this Section 1.5. The amount of such monthly annuity shall be determined using the same reasonable actuarial assumptions as are used under the SERP.
1.6    Conflicts between the Plan and this Supplement. This Supplement A together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement A, the terms and provisions of this Supplement A shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies. By way of further clarification, for any Participant who is covered by this Supplement A:

(a)    The date as of which monthly annuity benefits are scheduled to commence pursuant to the provisions of Section 1.3 of this Supplement A (including the special circumstances under paragraphs (a) and (b) therein) shall be referred to hereinafter as the “Annuity Starting Date.” The date upon which monthly annuity benefits actually commence shall be subject to delay for any Participant who is a Specified Employee as of his or her Termination of Employment as described in Section 1.6(b) of this Supplement A.
(b)    The definition of the term “Settlement Date” shall be modified to read as follows: Settlement Date shall mean the Annuity Starting Date; provided that, in the case of any Participant who is a Specified Employee as of his or her Termination of Employment (other than by reason of death), the Settlement Date shall be the later of (i) the Annuity Starting Date and (ii) the first day of the sixth month following the first day of the month coincident with or next following the date on which a Participant experiences a Termination of Employment; provided further, however, that in the case of the Participant’s death before any payment from his or her Account is made, including, if applicable, during the delay period indicated above in this paragraph, Settlement Date shall mean the date on which the Participant’s Account (or any portion thereof) is paid to his or her Beneficiaries (or, in the event the provisions of Section 2.4 of this Supplement A apply, the date on which the first monthly survivor benefit is paid). In the event of the delay described in the preceding sentence, on the first date on which such benefit payments may be paid to the Participant at the end of such six-month period (or upon an earlier payment in the event of death), the Participant shall receive payment of all monthly benefit payments due from his/her Annuity Starting Date, with an appropriate adjustment for interest for delayed payment (computed in a manner consistent with computing interest adjustments for delayed pension payments under Section 4.7 of the SERP).
(c)    The definition of the term “Valuation Date” shall be modified to read as follows: Valuation Date shall mean the Annuity Starting Date.
(d)    Consistent with Section 1.4 of this Supplement A, for any Participant whose Termination of Employment occurs prior to January 1, 2013, no Employer Contributions or notional earnings not already credited to such Participant’s Account as of the date of such Termination of Employment under the Plan’s standard provisions (that is, without regard to this Supplement A) shall be credited to such Participant’s Account following such Termination of Employment.
(e)    Consistent with Section 1.4 of this Supplement A, for any Participant whose Termination of Employment occurs on or after January 1, 2013:
(1)    Employer Contributions for the Plan Year in which occurs the Participant’s Termination of Employment and/or for the prior Plan Year, which have not already been made and credited to such Participant’s Account as of the date of such Termination of Employment under the Plan’s standard provisions (that is, without regard to this Supplement A) may, at the Employer’s complete and sole discretion, be made and credited to such Participant’s Account as of the date of such Termination of Employment; and
(2)    notional earnings not already credited to such Participant’s Account balance as of the date of such Termination of Employment under the Plan’s standard provisions (that is, without regard to this Supplement A) shall be credited to such Participant’s Account as of the date of such Termination of Employment.

Article II - Other Provisions
2.1    Definition of “Retire”. For purposes of this Supplement A, the terms “Retire” or “Retired” or “Retires” shall mean an Eligible Employee’s termination of employment with the Company and all of its affiliates (other than by reason of death) on or after his/her Normal Retirement Date, Early Retirement Date or Disability Retirement Date, whichever is applicable; provided that such Participant’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control). For purposes of this Section 2.1 of Supplement A, the terms Normal Retirement Date and Early Retirement Date shall have the same respective meanings as defined in Section 1 of the SERP.
2.2    Narrower Definition of “Change in Control”. For purposes of Sections 1.26 and 3.2 of the Plan, a “Change in Control” shall be deemed to have occurred only if both the conditions of Section 1.7 of the Plan and the following conditions have been met:
(A)     any “Person” or “group” (as such terms are used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934) other than employee or retiree benefit plans or trusts sponsored or established by the Parent (hereinafter “NIC”) or the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of NIC representing 25% or more of the combined voting power of NIC’s then outstanding securities, (B) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board of Directors of NIC immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of NIC or (C) any dissolution or liquidation of NIC or the Company or an agreement for the sale or disposition of all or substantially all (more than 50%) of the assets of NIC or the Company occurs. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation, and each successor thereto, shall not be deemed a Change in Control.
2.3    Narrower Definition of “reasons other than ‘Cause’ ”. For purposes of Sections 3.2 and 4.2 of the Plan, the term “Cause,” as used in the expression: “reasons other than ‘Cause’ ”, shall meet either the definition in Section 3.2 of the Plan or the following alternative definition:
For purposes of Section 2.2 of this Supplement A, the term “Cause” shall mean termination by the Company for willful misconduct involving an offense of a serious nature, for conviction of a felony as defined by the state in which the act was committed or for continued intentional failure to perform required duties with the Company after written notice of such failure.

2.4    Payment on Death.
(a)    In lieu of the lump sum Death Benefit otherwise provided under Section 4.3 of the Plan, the event of a Participant’s death, the Participant’s surviving spouse who has been married to the Participant for at least one year prior to the date of death shall be entitled to a monthly survivor benefit payable for the remainder of such spouse’s lifetime, which shall be of an amount equal to the monthly benefit determined pursuant to Section 1.4 of this Supplement A, payable for the life of the spouse (rather than for the life of the Participant), provided further that the Participant neither (1) is a Former MRO Participant who dies prior to Retirement (as defined in Section 1.26 of the Plan) on or after an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2008, unrelated to a Change in Control, nor (2) dies prior to the attainment of age 55, nor (3) dies prior to the completion of 5 years of Credited Service (as defined in the SERP).
(b)    Neither the provisions of Section 4.3 of the Plan nor of Section 2.4(a) of this Supplement A shall apply in the case of a Participant whose benefits have commenced in the form of a monthly annuity pursuant to Sections 1.3 and 1.4 of this Supplement A.
(c)    For further clarity, the provisions of Section 4.3 of the Plan shall continue to apply in the case of a Participant (1) described in paragraph (1), (2), or (3) of Section 2.4(a) of this Supplement A, or (2) who does not have surviving spouse who has been married to the Participant for at least one year prior to the date of death, if otherwise eligible thereunder.

SUPPLEMENT B
Special Transition Provisions for January 1, 2014 MRO Participants
Article I-Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement B is to set forth the special transition provisions that apply to certain January 1, 2014 MRO Participants (as defined in Section 1.17 of the Plan). Of necessity, in accordance with the provisions of the MRO, any January 1, 2014 MRO Participant will have a date of birth that is on or prior to January 1, 1960. The purpose of this Supplement B is to set forth the special transition provisions that apply with regard to any such Participant whose date of birth is subsequent to January 1, 1959; such special transition provisions shall apply from the Effective Date of this Supplement until such time as any such Participant attains age fifty-five (55) (which, by necessity, shall occur on or prior to January 1, 2015). Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement B. Notwithstanding the foregoing, however, for purposes of this Supplement B, the terms or expressions “January 1, 2014 MRO Participant,” “MRO Participant” and “Participant in the MRO” (or words to that effect) shall mean an individual eligible to participate in the MRO pursuant to Section 2 of the MRO, without regard to whether such individual has reached his or her Actual Retirement Date. Participants covered by this Supplement B will hereinafter be referred to as “Supplement B Participants.”
1.2    Effective Date and Duration of this Supplement. This Supplement B shall be effective January 1, 2014.
1.3    Definition of “Retirement”. For purposes of Section 1.26 of the Plan, the term “Retirement” shall include the date on which the following event occurs: attainment of age 55, in the case of a Supplement B Participant, upon an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control.
1.4    Vesting of Accounts. For purposes of Section 3.2 of the Plan, all amounts credited to a Participant’s Account shall be vested and nonforfeitable, in the case of any Supplement B Participant, upon an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, (if not already so vested and nonforfeitable at the time of such event under the standard provisions of Section 3.2 of the Plan, that is, without regard to this Supplement B).
1.5    Termination and Forfeiture. For purposes of Section 4.2 of the Plan, in the case of any Supplement B Participant, in the event of an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, the Participant’s Account shall not be forfeited in accordance with Section 3.2, and benefits, if any, otherwise owed under the Plan to the Participant or, following the Participant’s death, his or her Beneficiaries, shall be payable.
1.6    Death Benefit. The provisions of Section 4.3 of the Plan shall also apply with respect to a Supplement B Participant who dies on or after an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control, but prior to the date on which all amounts then credited to his or her Account have been fully distributed in accordance with the terms of the Plan.

1.7    Amendment and Termination of the Plan. For purposes of Section 5.1 of the Plan in the event of the amendment or termination of the Plan, unless and to the extent otherwise required by applicable law, no such amendment or termination may reduce the Account balance immediately preceding the date on which it is adopted or becomes effective, whichever is later, with respect to any Supplement B Participant. If the Company terminates the Plan, in part or its entirety, notwithstanding any other provision of the Plan to the contrary, additional Years of Service or age for such Supplement B Participant shall be credited under the Plan for the purpose of determining such affected Supplement B Participant’s eligibility for Retirement with respect to the period after the effective date of such Plan termination.
1.8    Payment on Death. For purposes of Section 2.4 of Supplement A of the Plan, the description in paragraph (1) of subsection (a) of said Section 2.4 shall be expanded to include the following:
“or a January 1, 2014 MRO Participant who dies prior to Retirement on or after an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control,”
1.9    Conflicts between the Plan and this Supplement. This Supplement B together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement B, the terms and provisions of this Supplement B shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.

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DM_US 72831820-2.073825.0022

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